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                                                                       Exhibit g

                           AEW REAL ESTATE INCOME FUND

                         Investment Management Agreement

         AGREEMENT made the 11/th/ day of November, 2002, by and between AEW REAL ESTATE INCOME FUND, a Massachusetts business trust (the "Trust"), and AEW Management and Advisors, L.P., a Delaware limited partnership (the "Manager").

                                   WITNESSETH:

         WHEREAS, the Trust and the Manager wish to enter into an agreement setting forth the terms upon which the Manager (or certain other parties acting pursuant to delegation from the Manager) will perform certain services for the Trust;

         NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the parties agree as follows:

         1. (a) The Trust hereby employs the Manager to furnish the Trust with Portfolio Management Services (as defined in Section 2 hereof) and Administrative Services (as defined in Section 3 hereof), subject to the authority of the Manager to delegate any or all of its responsibilities hereunder to other parties as provided in Section 1(b) hereof. The Manager hereby accepts such employment and agrees, at its own expense, to furnish such services (either directly or pursuant to delegation to other parties as permitted by Section 1(b) hereof) and to assume the obligations herein set forth, for the compensation herein provided. The Manager shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

            (b) The Manager may delegate any or all of its responsibilities hereunder with respect to the provision of Administrative Services to one or more other parties (each such party, an "Administrator") selected by the Manager. Any Administrator may (but need not) be affiliated with the Manager.

         2. As used in this Agreement, "Portfolio Management Services" means management of the investment and reinvestment of the assets belonging to the Trust, consisting specifically of the following:

            (a) obtaining and evaluating such economic, statistical and financial data and information and undertaking such additional investment research as shall be necessary or advisable for the management of the investment and reinvestment of the assets belonging to the Trust in accordance with the Trust's investment objectives and policies;

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            (b) taking such steps as are necessary to implement the investment policies of the Trust by purchasing and selling of securities, including the placing of orders for such purchase and sale; and

            (c) regularly reporting to the Board of Trustees of the Trust with respect to the implementation of the investment policies of the Trust.

         3. As used in this Agreement, "Administrative Services" means the provision to the Trust, by or at the expense of the Manager, of the following:

            (a) office space in such place or places as may be agreed upon from time to time by the Trust and the Manager, and all necessary office supplies, facilities and equipment;

            (b) necessary executive and other personnel for managing the affairs of the Trust (exclusive of those related to and to be performed under contract for custodial, transfer, dividend and plan agency services by the entity or entities selected to perform such services and exclusive of any managerial functions described in Section 4); and

            (c) compensation, if any, of trustees of the Trust who are directors, officers or employees of the Manager, any Administrator or of any affiliated person (other than a registered investment company) of the Manager, or any Administrator.

         4. Except for expenses specifically assumed or agreed to be paid by the Manager, nothing in section 3 hereof shall require the Manager to bear, or to reimburse the Trust for:

            (a) any of the costs of printing and mailing the items referred to in sub-section (n) of this section 4;

            (b) any of the costs of preparing, printing and distributing sales literature;

            (c) compensation of trustees of the Trust who are not directors, officers or employees of the Manager, or any Administrator or of any affiliated person (other than a registered investment company) of the Manager, or any Administrator;

            (d) registration, filing and other fees in connection with requirements of regulatory authorities;

            (e) the charges and expenses of any entity appointed by the Trust for custodial, paying agent, shareholder servicing and plan agent services;

            (f) charges and expenses of independent accountants retained by the Trust;

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            (g) charges and expenses of any transfer agents and registrars appointed by the Trust;

            (h) brokers' commissions and issue and transfer taxes chargeable to the Trust in connection with securities transactions to which the Trust is a party;

            (i) taxes and fees payable by the Trust to federal, state or other governmental agencies;

            (j) any cost of certificates representing shares of the Trust;

            (k) legal fees and expenses in connection with the affairs of the Trust, including registering and qualifying its shares with Federal and State regulatory authorities;

            (l) expenses of meetings of shareholders and trustees of the Trust;

            (m) interest, including interest on borrowings by the Trust;

            (n) the costs of services, including services of counsel, required in connection with the preparation of the Trust's registration statements and prospectuses, including amendments and revisions thereto, annual, semiannual and other periodic reports of the Trust, and notices and proxy solicitation material furnished to shareholders of the Trust or regulatory authorities; and

            (o) the Trust's expenses of bookkeeping, accounting, auditing and financial reporting, including related clerical expenses.

         5. All activities undertaken by the Manager or Administrator pursuant to this Agreement shall at all times be subject to the supervision and control of the Board of Trustees of the Trust, any duly constituted committee thereof or any officer of the Trust acting pursuant to like authority.

         6. The services to be provided by the Manager and any Administrator hereunder are not to be deemed exclusive and the Manager and any Administrator shall be free to render similar services to others, so long as its services hereunder are not impaired thereby.

         7. As full compensation for all services rendered, facilities furnished and expenses borne by the Manager hereunder, the Trust shall pay the Manager compensation (the "Management Fee") in an amount equal to the annual rate of 0.80% of the Trust's average daily managed assets (including, for the avoidance of doubt, assets attributable to any outstanding preferred shares of the Fund and the principal amount of any outstanding borrowings of the Fund used for the purposes of leverage) (or such lesser amount as the Manager may from time to time agree to receive). Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Board of Trustees of the Trust may from time

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to time determine and specify in writing to the Manager. The Manager hereby acknowledges that the Trust's obligation to pay such compensation is binding only on the assets and property belonging to the Trust.

         8. If the total of all ordinary business expenses of the Trust as a whole (including investment advisory fees but excluding interest, taxes, portfolio brokerage commissions, distribution-related expenses and extraordinary expenses) for any fiscal year exceeds the lowest applicable percentage of managed assets or income limitations prescribed by any state in which shares of the Trust are qualified for sale, the Manager shall pay such excess. Should the applicable state limitation provisions fail to specify how the managed assets of the Trust are to be calculated, that figure shall be calculated by reference to the average managed assets of the Trust.

         9. It is understood that any of the shareholders, trustees, officers, employees and agents of the Trust may be a shareholder, director, officer, employee or agent of, or be otherwise interested in, the Manager, any affiliated person of the Manager, any organization in which the Manager may have an interest or any organization which may have an interest in the Manager; that the Manager, any such affiliated person or any such organization may have an interest in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Amended and Restated Agreement and Declaration of Trust of the Trust, the partnership agreement of the Manager or specific provisions of applicable law.

         10. This Agreement shall become effective as of the date of its execution, and

             (a) unless otherwise terminated, this Agreement shall continue in effect for two years from the date of execution, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Trust, and (ii) by vote of a majority of the trustees of the Trust who are not interested persons of the Trust or the Manager, cast in person at a meeting called for the purpose of voting on, such approval;

             (b) this Agreement may at any time be terminated on sixty days' written notice to the Manager either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Trust;

             (c) except to the extent permitted under applicable law or by any exemptive relief that may be granted by the Securities and Exchange Commission, this Agreement shall automatically terminate in the event of its assignment; and

             (d) this Agreement may be terminated by the Manager on ninety days' written notice to the Trust.

         Termination of this Agreement pursuant to this Section 10 shall be without the payment of any penalty.

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         11. This Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Trust shall have been approved (i) if required under applicable law, by vote of a majority of the outstanding voting securities of the Trust and (ii) by vote of a majority of the trustees of the Trust who are not interested persons of the Trust or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

         12. For the purpose of this Agreement, the terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act. References in this Agreement to any assets, property or liabilities "belonging to" the Trust shall have the meaning defined in the Trust's Amended and Restated Agreement and Declaration of Trust as amended from time to time.

         13. In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Trust, to any shareholder of the Trust or to any other person, firm or organization, for any act or omission in the course of, or connected with, rendering services hereunder.

         14. In accordance with Regulation S-P, if non-public personal information regarding either party's customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

         15. In the event this Agreement is terminated by either party or upon written notice from the Manager at any time, the Trust hereby agrees that it will eliminate from its corporate name any reference to the name of "AEW." The Trust shall have the non-exclusive use of the name "AEW" only so long as this Agreement is effective or until such notice is given.

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       IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

AEW REAL ESTATE INCOME FUND


By:    /s/ John T. Hailer
    -----------------------------------------------
Name:  John T. Hailer
Title: President and Chief Executive Officer

AEW MANAGEMENT AND ADVISORS, L.P.
By AEW Investment Group, Inc., its General Partner


By:    /s/ James J. Finnegan
    -----------------------------------------------
Name:  James J. Finnegan
Title: Vice President

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                                     NOTICE

         A copy of the Agreement and Declaration of Trust establishing AEW REAL ESTATE INCOME FUND (the "Trust") is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by officers of the Fund as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Trust.

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